EXHIBIT 21

                       KEYSTONE CONSOLIDATED INDUSTRIES, INC.
                                  AND SUBSIDIARIES


                           SUBSIDIARIES OF THE REGISTRANT




                                Jurisdiction of          Percent of
                                Incorporation         Voting Securities
      Name of Corporation       or Organization            Held (1)


Sherman Wire of Caldwell, Inc.      Nevada                  100.0%

Fox Valley Steel and Wire Company   Wisconsin               100.0%


DeSoto, Inc.                        Delaware                100.0%
  J.L. Prescott Company             New Jersey              100.0%
  DeSoto Environmental
   Management, Inc.                 Delaware                100.0%

Engineered Wire Products, Inc.      Ohio                    100.0%

(1)  Held by the Registrant or the indicated subsidiary of the Registrant.